Exhibit 5.1

e-mail:
ltan@applebyglobal.com

direct dial:
ChipMOS TECHNOLOGIES (Bermuda) LTD.	Tel (852) 2905 5745
11F, No. 3 Lane 91	Fax (852) 2524 5548
Dongmei Road
Hsinchu, Taiwan	your ref:
Republic of China
appleby ref:
124125.06

Dear Sirs	5 October 2006

ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”)

1.	We have been asked to provide this legal opinion with regard to the laws of Bermuda in connection with the Company’s Share Option Plan 2006 and the registration of 7,000,000 common shares of the Company par value US$0.01 per share (the “Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

2.	For the purposes of this opinion, we have examined the following:

(a)	the final form of the registration statement on Form S-8 (the “Registration Statement”) as provided to us on 5 October 2006;

(b)	the Company’s Share Option Plan 2006 (the “Plan”);

(c)	copies, certified to be true copies, of the Memorandum of Association and Bye-Laws of the Company (adopted on 12 January, 2001 and amended up to 27 August 2004) (the “Constitutional Documents”);

(d)	a facsimile copy of a Director’s Certificate dated 5 October 2006 (the “Certificate”) confirming certain matters of fact and opinion;

(e)	certified copies of the minutes of the annual general meeting of the Company held on 25 August 2006 and minutes of the board meeting held on 29 June 2006 (collectively the “Resolutions”);

(f)	a letter to the Bermuda Monetary Authority (“BMA”) dated 14 May, 2001 and copy of the BMA’s consent dated 15 May, 2001;

(g)	the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 3 October 2006 (the “Company Search”); and

(h)	the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on the Company on 3 October 2006 (the “Litigation Search”).

The searches referred to in 2(g) and 2(h) were conducted on 3 October 2006 and completed at 11:01 AM Bermuda time.

3.	This opinion is confined to and given on the basis of the laws of Bermuda as at the date hereof. We have not investigated, and we do not express or imply any opinion on, the laws of any other jurisdiction and we have assumed that no other such laws will affect the opinions stated herein.

4.	We have assumed:-

(a)	authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	the genuineness of all signatures, seals and chops (if any) on the Registration Statement and all other documents which we have examined;

(c)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Transaction Documents);

(d)	that any factual statements made in the Registration Statement are true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h)	that the Resolutions are a full and accurate record of resolutions duly passed by the directors or shareholders of the Company, as the case may be, and that the Resolutions have not been amended or rescinded and are in full force and effect and that there is no matter affecting the authority of the directors of the Company to enter into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i)	that there have been no amendments to the Memorandum of Association or the Bye-Laws of the Company as referred to above;

(j)	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(k)	that the final form of the Registration Statement which we have examined for the purposes of this opinion does not differ in any material respect from the draft approved by the Board of Directors;

(l)	that none of the parties to the Transaction Documents maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(m)	that there are no charges registered or unregistered against the assets of the Company or against the securities of the Company or other form of impediment which might prevent/affect the giving and honouring of the Plan;

(n)	that each of the Registration Statement, the Plan and other such documentation which was received by electronic mean is complete, intact and in conformity with the transmission as sent; and

(o)	that there are no circumstances affecting the enforceability of the Registration Statement and/or the Plan which has arisen since 25 August 2006, of which we are unaware, which would have any adverse implication in relation to the opinions expressed herein.

5.	We have relied on the Certificate as to all representations of fact set out therein and have made no independent investigation and have no knowledge of any fact to the contrary.

6.	Based on the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(a)	The Company is an exempted company, duly incorporated and validly existing under the laws of Bermuda.

(b)	The Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Plan, will be validly issued, fully paid and non-assessable (meaning as elaborated in paragraph 7(a) below).

7.	Our reservations are as follows:-

(a)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(b)	In order to issue this opinion we have carried out the Company Search as referred to above and have not enquired as to whether there has been any change since the date of such search.

(c)	In order to issue this opinion we have carried out the Litigation Search as referred to above and have not enquired as to whether there has been any change since the date of such search.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)	With respect to this opinion we have relied, as to matters of fact, upon statements and representations made to us in the Director’s certificate referred to in paragraph 10 of the Schedule to this opinion. We have made no independent verification of the matters referred to in those certificates and we qualify this opinion to the extent that the statements or representations made in those certificates are not accurate in any respect.

8.	This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We consent to the use of this opinion in, and the filing thereof as an exhibit to, the abovementioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully

/s/ Appleby Hunter Bailhache

Appleby Hunter Bailhache